Exhibit 99.2

Health Net, Inc.

Q2 2005 Earnings Conference Call

August 4, 2005

8:00AM PDT

Corporate Participants:

David Olson, Investor Relations Officer

Jay Gellert, President & CEO

Buddy Piszel, CFO

OPERATOR: Good day, everyone and welcome to this Health Net, Incorporated conference call. Today’s conference is being recorded. At this time I’d like to turn the call over to the investor relations officer, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you, operator. Good morning, everyone. During this call we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 that involve risks and uncertainties. All statements, other than statements of historical fact, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals or prospects. Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our 10-Ks, 10-Qs and other filings with the SEC from time to time, as well as the Cautionary Statements in our press release issued in advance of this call.

In addition, this morning’s press release makes, and the comments on this call will make, reference to certain measurements, including earnings per share, certain per member per month health care cost amounts and days claims payable that are not in accordance with Generally Accepted Accounting Principles. I should note that today’s press release includes a supplemental schedule showing a breakout of reserves and health care costs for capitation and provider settlements. This is the basis for discussion of days claims payable, excluding such costs.

With that out the way, let me now turn the call over to our president and CEO, Jay Gellert.

JAY GELLERT: Thank you, David, and good morning. We’re pleased to report this morning on a solid quarter. We are clearly emerging from a turnaround mode and see many promising signs for the future. Our confidence is growing as we hit our targets and our prospects are brightening as we get more deeply into planning for the future. We hit the high end of our guidance, coming in at $0.55 per share, excluding a litigation-related charge and absorbing a higher share account than anticipated. With the charge, it’s $0.47. The health plan MCR did better than expected. Reserves declined sequentially, but that’s a good thing because it’s a result of our paying provider settlements in the quarter and seeing the effects of the revised contracting and improved operational processes we earlier discussed with you and have implemented.

With our solid performance we were able to support higher G&A spending for Medicare expansion and for investments in commercial sales and marketing.

The second quarter further demonstrated that our diversified revenue and earnings stream is a powerful asset. We have substantial commercial, Medicare, Medicaid and behavioral health operations, and we have our outstanding TRICARE business that continues to grow as we serve the nation’s military families.

Let me start with TRICARE this morning. The business grew again as higher utilization by beneficiaries drove costs and revenues higher. This was the first quarter of our new option period, so it reflects a much more definitive view of the program’s actual experience since the onset of Operation Iraqi Freedom. In addition, we noted last quarter that we expected profitability to improve with the onset of the new option period. That’s exactly what happened. We expect longer term growth to continue, as demand for the program is expanding. There are also other opportunities within our Federal Services unit that we are exploring as Congress seeks to expand coverage and as the DoD looks to the private sector to manage the increasing demand and costs for health care services.

As we look to our commercial markets, membership is definitely stabilizing. While we continue to focus on disciplined pricing, we are now more in line with the market, so the enrollment outlook is improving. On a positive note, Connecticut was up sequentially as it landed a prestige account for more than 20,000 workers at the Foxwoods Casino. This is an ASO account where we were up against on of the big national players. Our local network depth and administrative flexibility ultimately carried the day. We do think that that local depth and presence continues to be a basic building block of our success in the future.

With such market depth and with the repricing of our commercial book now complete, we are ready to act and get back on the offensive. We’ve launched a new, focused small-group initiative in California to reinvigorate sales heading into next year. In addition, on Monday we introduced a new, very flexible product suite targeted at smaller mid-market clients. We also introduced a new POS product in New York. We’re putting some real resources behind marketing and expanding our sales force. We are definitely more active with our distribution system, and our pricing is now solidly competitive in the mid-range of the market. So our outlook is increasingly positive, and it’s our goal to grow commercial enrollment next year.

In the quarter, our recent trends in commercial premiums and cost continues, as premiums out-paced cost trends by more than 100 basis points. We are pleased that the yield more than kept pace leading to a lower commercial MCR sequentially. We also saw improvement in Medicare.

In California we made progress on settling the provider dispute consistent with our expectations. This has clearly helped improve provider relations. Over the past two years, the number of complaints have dropped dramatically to the point where we now believe we are among the best performing plans in the state. All of these factors tell us that we are emerging from our turnaround and we can focus on the future.

Our confidence in ‘06 is growing, as we move more deeply into the planning cycle. As I said, we’ve got the pieces in place to support our commercial efforts. We’re not far enough long to make precise projections about member growth next year. However, as we look our diversified business base, we see a number of growth opportunities that can lead to significant year-over-year earnings improvement, apart from any gain in commercial enrollment.

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Our confidence in ‘06 also stems from an upbeat outlook on Medicare. We’re working hard to prepare for the intense activity this fall. Our dedicated Medicare team is preparing to enter new MA markets, solidify existing markets, and move into Part D in a careful, measured way in markets we know. Our plans include expanding our MA presence in Connecticut, adding a regional PPO in Arizona, local PPOs in Oregon and San Diego. We’re also emphasizing Part D in our five core states, while also participating in five additional states, due to the regional structure. We’re looking for improved MCRs in our existing MA markets also. We haven’t yet quantified our expectations for next year, but we’ll have more to say after the upcoming CMS announcement.

Perhaps, as a good omen, our Medicare performance in the quarter improved. Enrollment ticked up more than 1,600 members, and July saw an additional 2,000 MA members in California alone. Medicare is not the only government program on people’s minds. Medicaid has been much in our group’s news lately. For Health Net, we’re in Medicaid in three states, with more than 80 percent of our enrollment in California — the balance being in Connecticut and New Jersey. We’re pleased with our book and have not seen the issues some others have.

We got good news recently as we were awarded the eight-year Los Angeles County contract. So, we’ll continue to serve the state’s largest Medi-Cal population, representing about 450,000 members to us. We started up in Stanislaus County, which is our seventh county in the state, and it’s been our best launch ever. We believe that the state has compelling economic reasons to move more of the Medicaid population into managed care, which provides a solid growth opportunity for us.

Our cost experience is stable. A majority of our enrollment is capitated, for both physician and hospital services in Medicaid. This creates a strong care-provider partnership, and results in stable medical cost experience. We’ve also seen the same consistency over time in our fee-for-service book. In California, many high-cost cases are carved-out to a separate state-funded pool, so we’re protected from unanticipated surges in neonates, for example. We think the California market model works really well for the state, for the beneficiaries, and for us, and we plan to continue to be an aggressive player here. We’ll look at every opportunity to expand our presence in Medi-Cal, whether it’s through partnerships, acquisitions or joint ventures. In the other Medicaid states, we see no ongoing cost issues.

I want to take a moment to mention our behavioral health subsidiary, MHN. We don’t talk enough about this unit, which is the fifth largest behavioral health company in the country. It’s done outstanding work over the past couple of years, and continues to grow by focus on EAP business among prestige Fortune 500 clients. Including internal health plan clients, MHN serves approximately seven and a half million Americans. They also have taken on the responsibility for serving our men and women in uniform on a number of specialized projects. They had another solid quarter, with more than $60 million in revenue and excellent margins. We’re proud of what they do and expect them to continue to grow in the years ahead.

So in summary, a very solid, positive quarter, hitting our targets, investing in our future in the full range of our diversified businesses, with an increasingly positive view of next year and the longer term future. I’m very pleased that our associates continued to do such great work. They’ve really pulled together to get us to this point, worked through the difficulties of the last year, and lead us to the verge of a terrific future. Health Net is a very exciting place to be right now, and we look forward with great anticipation. That concludes my remarks. Let me now turn the call over to Buddy.

BUDDY PISZEL: Thanks, Jay. It’s a pleasure to report an excellent and clean quarter for Health Net, as we emerge from our turnaround and prepare for what we believe will be a very positive future. It’s encouraging to see that our diversified business base, including commercial,

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TRICARE, Medicare, Medicaid and the behavioral health businesses again produced good, solid results.

As I traveled around meeting with many of you, I’ve repeatedly emphasized our determination to focus on improving margins and returns as our absolute first priority, and the second quarter provided more evidence of our success on this front. The pretax margin, excluding the impact of our litigation defense expenses, rose to 3.5 percent, up 60 basis points from last year’s quarter, excluding charges. The margin’s up sequentially over 10 basis points, and we believe we will continue to produce improvements for the balance of the year. The primary drivers year-over-year were improvements in the Northeast and Arizona, along with ongoing solid performance from California and TRICARE. That said, we know that 3.6 percent is not good enough, and we’ll continue to emphasize ongoing margin improvement as our top priority.

The margin improvements drove reported EPS higher. EPS came in at $0.47 per diluted share. This includes the impact of $16 million in legal costs associated with litigation in Louisiana concerning the 1999 sale of our Texas plan. We are awaiting decisions on separate cases involving Louisiana and the Oklahoma plans, and the costs we recorded in this quarter covered the trial and the estimated costs of a vigorous pursuit of all avenues of appeals on all three cases. Excluding these costs, our earnings per share was $0.55, at the upper end of our guidance for the quarter, and we achieved this while absorbing higher than originally planned share count that cost us around $0.02 per share.

A key part of the margin story is health plan MCR improvement. It dropped 40 basis points sequentially. We originally expected it to tick up as it usually does in the second quarter. But this quarter, pricing came in a little better than expected and health care costs came in on line. Commercial yields were up 11.4 percent year-over-year, with some benefit from mix changes. In addition, the government contracts ratio improved markedly from the first quarter, as expected, and G&A rose by $18 million sequentially, as our solid performance enabled us to intensify our spending on Medicare and on marketing, as we prepared to revitalize our commercial sales efforts for next year.

We currently see commercial enrollment as essentially stable. Jay noted the new ASO account in the Northeast, so that the Northeast enrollment was flat sequentially, as was Oregon and Arizona. California was a slight decline, so overall it was a very good outcome, given our focus on yields and margins.

It was a good quarter on the Medicare front. Enrollment rose by about 1,600. On top of that, since June we’ve added more than 2,000 new Medicare Advantage enrollees in California alone. The Medicare MCR improved both sequentially and year-over-year. As we’ve been saying, we’re not only focused on the MMA plans for next year, but also on improving the underlying performance of our existing book of business, and this quarter was a step forward to that goal. In Medicaid, enrollment ticked up a bit sequentially. We’ll get further membership boost in the second half of the year from our new California county and Medi-Cal continues to be a solid and profitable business.

On the commercial side, health care costs are trending up between 9 and 10 percent, in line with our expectations and with historical seasonal patterns. The components are as follows. Overall commercial hospital costs were up around 10.5 percent. Physician and pharmacy costs continue to be very steady, with increases of approximately 9 and 8 percent, respectively, in the quarter. Going forward, we expect health care cost trends to moderate in the second half. That’s also consistent with seasonal patterns. And we’re comfortable with our medical cost expectations that we set earlier in the year.

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Now let’s take a look at our excellent TRICARE performance in the quarter. Revenues climbed 23 percent sequentially as the second option period of the North Contract kicked in. We continue to see both higher costs and higher revenues as a result an of increased military activity and the increased beneficiary utilization of the private sector. During the first quarter call, we targeted significant Q2 margin improvements in TRICARE, concurrent with the start of the new option period. The margin did improve markedly, reaching 4.9 percent in the quarter, while the total pretax dollar contribution improved substantially. We are planning for margins around 4.5 percent or so for the balance of the option period. This all reinforces our positive outlook for TRICARE. This is clearly a growth business for the future, and the folks there are doing great work, and we’re very proud of our participation in this vital program.

Now let me turn to reserves. They declined by $89 million sequentially. Despite this change, however, days claims payable, excluding capitation and provider settlement payments, remained virtually unchanged from the first quarter. Let me explain the changes. $37 million of the difference is directly attributable to payments made to settle the provider matters we’ve talked about before. The balance is due to our faster payments of claims and lower membership. You can see that in the roll-forward payables from this quarter and the first quarter. If you compare them, you’ll see that, in this quarter, paid claims exceeded incurred claims by about $50 million — solid evidence of faster payments. I also want to congratulate our operations teams for the progress they’ve made since early last year on the claims front. In California, we are getting consistent feedback externally that we become one of the best and most reliable payers. For example, claims more than 90 days old have fallen by more than 70 percent in the last five quarters, while rework claims have dropped more than 60 percent over the same period. This demonstrates that the provider contracting team’s been successful in getting new and simpler contracts and combined, all these trends are very favorable.

Let me go back to the roll-forward table briefly. You’ll also see approximately $60 million in positive development from 2004 and prior periods. So while prior periods continue to develop favorably, we’re rolling those reserves to current periods and maintaining our prudent reserve margins. As I noted, G&A did move up in the quarter by $18 million sequentially. Our strong performance gives us the resources to support our Medicare efforts and ramp up spending to reinvigorate our commercial efforts. About $2 million of the sequential increase was caused by increased Medicare spending. We are seeing more opportunity on MMA, and are upping our estimate for spending to between $30 to $35 million for the full year. That’s up from the $20 to $25 million we mentioned in the first quarter. That all assumes a positive feedback from the bidding process that we’ll receive shortly.

In addition, approximately $15 million of the G&A increase was for higher levels of commercial marketing and training spend, plus some smaller items. As Jay said, we’re making the marketing investment now so we can enter next year on a strong note. Frankly, we’ve not been spending much on marketing over the last 18 months, because we were so focused on the turnaround. It’s time for us now to get back in the game, and we’re stepping up efforts in California and the Northeast.

Let me now turn to cash. We are not changing our outlook for the full year cash flow, which we still expect to be around $200 million. Cash flow was slightly negative in the quarter, but was positive by approximately $85 million for the first half. The higher paid claims and the provider settlements I previously mentioned accounted for the negative cash outcome in the quarter, and I’m very comfortable that we’ll meet our full year target.

We’ve also made terrific progress on statutory capital, helped by a sale-leaseback transaction in the quarter and by our improved operating performance. We’ve made a big deposit toward the 350 percent RBC target the rating agencies would like to see before upgrading us. As of the end

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the quarter, we are well above 300 percent and can see our way to 350 by early next year. So we are pleased that we’ve been able to so quickly address this issue.

So turning to guidance, with another solid quarter and encouraging premium and cost trends, countered by the clear need for G&A spending to take full advantage of our opportunities in all of our businesses, we are reaffirming our full year guidance in the range of $2.30 to $2.50 per share, excluding the various charges. This reaffirmed guidance includes higher share counts. In fact, by year-end, we’re projecting diluted shares to be around 116 million, which is significantly higher than our plan. Our guidance also includes the increased MMA spending that I mentioned. If you include the charges, the range would be $1.85 to $2.05.

Let me close, as I began, by emphasizing margin improvement. We are focused on achieving it for the balance of this year and ‘06 and ‘07 and beyond. We know it’s what we need to do to continue to achieve higher levels of shareholder value. We also know that we have real growth opportunities with significant potential for the next two years and we intend to pursue them. We’re very pleased with where we are, margins are improving, the balance sheet’s very sound, our businesses are diverse and strong. Things are good and we intend to make them even better in the future. Thanks for your time and support. And with that, let’s open it up to Q&A.

OPERATOR: Thank you, sir. The question-and-answer section will be conducted electronically. If you do have a question, please press star one on your telephone keypad at this time. If you’re using a speakerphone, please make sure that your mute function is been turned off to allow your signal to reach our equipment. We’ll take as many questions as time permits and proceed in the order that you signal us.

Once again, that is star one to ask a question. And our first question comes from Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Hello?

DAVID OLSON: Hey, Matt.

MATTHEW BORSCH: Oh, hi. Sorry. I’ve got you on speaker here. My first question is on the Medicare MCRs. You talked about some improvement in that area. We’ve noticed that your loss ratios have — at least appear to have been higher than some of your competitors. Can you just address why that’s been, historically, and how much improvement you think you can achieve there?

JAY GELLERT: Matt, the reason that they’ve been historically higher is that, in California, the network was constructed more for the group business than the individual business. So it was a broader network and included a number of groups that weren’t as well performing in order to meet the needs of employers. With MMA coming, we’ve been able to, in most cases, get groups to hit better performance targets for ‘06, the ones that weren’t performing well, and been able to streamline the network. So that will lead us to improvement in ‘06. We’ve had some in ‘05 as a result of those efforts, but the vast majority of it will be forthcoming in ‘06. We’ve also done some work in the other markets along those lines to kind of streamline our networks to be more competitive for MMA.

MATTHEW BORSCH: Okay. Great. And staying on Medicare for a second, how do you view the opportunity in terms of the Medicare private fee-for-service program? I know some of your competitors have approached that fairly aggressively. It doesn’t look like you guys are doing that. What’s your view on that opportunity?

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JAY GELLERT: At this point, we believe we have better opportunities in the areas we’re presently pursuing. We took a relatively cautious attitude towards Medicare, focusing on those areas where we knew we could get return and where we knew we could get members. I think that’s because we have these other opportunities that we see in Medicaid and the TRICARE business and certain commercial markets to balance. So, we’ll continue to look at Medicare fee-for-service on a going-forward basis, but we’ve emphasized those areas where we think they’re clear wins, so that we eliminate the beta in our MMA participation.

MATTHEW BORSCH: All right. Great. And if I could just turn to some of your 2005 expectations from the last quarter. Do you still see your commercial enrollment slightly above the ending first quarter level, with New Jersey down about 70-80,000? And just on another metric, operating cash flow still at about $200 million?

BUDDY PISZEL: Yes, Matt. Operating cash flow we’re still seeing to come in at $200 million. The way we’re looking at membership for the second half of the year, we’re assuming it to be essentially stable. And by that, we’re saying it could be plus or minus 1 or 2 percent overall. So, as we said, we’re spending a lot of the time and effort around product and reinvigorating the sales force, and we’ll see how that pans out for the second half of the year. In New Jersey, membership will come in line with what we expected at last quarter.

MATTHEW BORSCH: And just last question. Realistically — yes, I know it’s hard to predict this, but when do you think it would be reasonable to expect the rating agencies to maybe take another look at the rating in light of the higher interest expense that you’ve had to bear with the rating downgrade? I guess that was last year.

BUDDY PISZEL: Yes, Matt. We meet with them every quarter. We’re meeting with them tomorrow, quite frankly, to go through the results. You know, we think that by the end of the year, if we’re close to the 350, we’ll be laying out our plans for 2006. And as part of that, we’ll be pushing hard that we deserve a second look, because our balance sheet’s in good shape, our operations are in good shape, the cash flow will be in good shape, and we think, you know, compared to our competitors that are investment grade, we should be squarely with them.

MATTHEW BORSCH: All right. Thank you.

OPERATOR: We’ll now move on to Josh Raskin with Lehman Brothers.

JOSH RASKIN: Hi, thanks. Good morning. My question relates to the claims payment cycle quick — coming in a little bit faster now. Was wondering, first and foremost, how much more room you think you have to go in terms of reducing that claims cycle? And then second, just a better understanding of how you’ve been able to reduce that. Is it a function of more connectivity with the providers? Or is it simpler contracts, or just simply more time spent on your end is the first question.

JAY GELLERT: Josh, as we mentioned earlier, our big problem was with the processing of stop-loss claims. As we moved away from stop-loss being a significant part of those contracts, which was a key objective we had last year, we’re in a position where the percentage of hospital, the high dollar claims that are going through on the first pass, has gone up. And so that, combined with the fact that the inventory in-house has gone down, has led to the speedup in the payments. If you look at the speedup of the payments, about half of the amount that’s not related to provider disputes is the result of the higher first-pass rate; about another 30 percent is a result of lower inventory, and the rest is a result of lower membership. So that’s the breakdown of those numbers. I think that there’s some continued opportunity there, plus some opportunities in connectivity, but I think we want to wait until we have another quarter of experience to know

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exactly where it all will land. But it’s a direct result of the changes we made last year as part of cleaning up the provider issues.

JOSH RASKIN: Right. So it really sounds like the provider recontracting efforts you guys have talked about the last couple quarters are impacting this area positively as well. And I was wondering, could you give us an update in terms of the recontracting efforts? You know, any deviations versus expectations in terms of rates as you guys are getting further and further through the hospitals?

BUDDY PISZEL: We’re making good progress. We’re completely on plan for what we’re expecting as far as the pace of recontracting, and the rates that we’re achieving, Josh. The big ones — you know, we announced recently that we completed the recontracting with Sutter. This is the fastest we’ve ever gotten through with that. And on a year-over-year basis, the health care trends are improving 2-300 basis points for that contract alone. We are very pleased with the progress we’re making, both in California and in the Northeast.

JOSH RASKIN: Okay, but did you say the trends in the Sutter business are down 200 or 300 basis points? Does that include utilization, or is that just all rates?

BUDDY PISZEL: That’s all rates.

JOSH RASKIN: Okay, thanks.

JAY GELLERT: That’s per the new contract, which begins in ‘06, Josh.

BUDDY PISZEL: Right.

OPERATOR: And our next question comes from Charles Boorady with Smith Barney.

CHARLES BOORADY: Thanks. Good morning. The first question, just for a little more detail on the settlement reserves. If my notes are correct, I had that at the end of Q1, you had $100 million remaining and that you were 55 percent complete. Are my notes correct there, and can you update us on where you stand at the end of 2Q?

BUDDY PISZEL: Yes. Charles, where we are right now is we have 74 left on the balance sheet. We’ve settled 71 percent of the cases at this point, have good visibility into the balance, and we’re very comfortable that the amount that we’ve provided will be adequate to bring this matter to a conclusion.

CHARLES BOORADY: Okay. As part of bringing the 100 down to 74, was that all amounts that were earmarked for providers, or was there some excess that was released into earnings?

BUDDY PISZEL: Nothing was released into earnings.

CHARLES BOORADY: Okay. Great. And provider recontracting — was that — that was, I guess, 60 percent complete was what I had at the end of Q1. And that’s, I think, before the Sutter announcement. Any other big systems? I know Sutter’s obviously the biggest, but any — any other materially large hospital systems that have contracts coming up on the magnitude of Sutter?

BUDDY PISZEL: No. Remember, Charles, what I said last quarter is that the full dollars being recontracted for the year were 70 percent of the total spend, and we had already completed 60 percent by the time of our last call. So, there really wasn’t any big items to complete in the second

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half — you know, for the rest of 2005, and we actually have accelerated the Sutter, which was really scheduled for 2006.

CHARLES BOORADY: I see. Okay. And on to the Medicare spending, the $30 to $35 million. You said that’s included in the guidance, although the guidance’s staying the same. So it sounds like some of the upside from the turnaround progressing better than originally budgeted is going to be reinvested into Medicare. I’m wondering how the 30 to 35 level of spend compares with what you spent back in ‘04 and what you anticipate would be an ongoing normal level of spend in ‘06 and beyond?

BUDDY PISZEL: At this point, I don’t think we’re ready to give what the ‘06 and beyond numbers are going to be, because it all depends on where we come out on the competitive landscape. We spent on marketing broadly in 2004 on Medicare only about $5 million, so the 30 to 35 is a very significant increase. For the first six months of the year, we’ve spent $10 million, so that implies 20 to 25 for the second half, with the bulk of that in the fourth quarter around marketing activities.

CHARLES BOORADY I see. And as far as the type of activities you’re spending the 30 to 35 on, I recognize it’s too early to commit to what you would spend in ‘06, but are any of the 30 to 35 on items that would be one-time or startup in nature, that you know you would not need to replicate in ‘06?

BUDDY PISZEL: Yes. We would say, at this point, about 10 of it is clearly one-time, and 6 of that is just the submission of the bid and all the work that went into that. And there’s some startup cost to get the operations ready and the systems ready for the PDP and the Part D activities.

CHARLES BOORADY: Got it. Just last question on the rating agency conversation. What are the couple items that are at the top of their list of things that they want to see from you before considering a rating change?

BUDDY PISZEL: Well, the first was clearly the improving the statutory capital levels of our subsidiaries, and I think they’ll be pleased with the actions that we’ve taken, because they were consistent with our capital plans and, I think, very responsive to their expectations. They’d like to see membership growing slightly. We will share with them our membership results, which we’re very pleased about for the quarter, which are essentially stable in our second half plans. And then they want to see solid operating performance and that our margins continue to improve, as they have in the second quarter, and we’ll show them our second half plan for that. And I think — you know, I’m hoping they’ll be encouraged.

CHARLES BOORADY: Are they forward-looking enough to give you credit for the magnitude of the significance of something like this Sutter contract and what it could mean for your business next year?

BUDDY PISZEL: No. I think, you know, there’s an element of show-me that comes with the rating agencies, and that’s okay. It’s hard for them to be forward-looking, because their role is to be cautious. So we will show them every single quarter as this is developing and, assuming it’s developing according to plan, you know, at some point, they will get on board.

CHARLES BOORADY: Great. Okay. Thanks.

OPERATOR: And Christine Arnold from Morgan Stanley has our next question.

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CHRISTINE ARNOLD: Good morning. My first question relates to TRICARE. Did you get any bid price or equitable adjustments, or are you in negotiations on bid price or equitable adjustments for the past contracts?

JAY GELLERT: Well, as we’ve indicated before, we haven’t booked any of what we think we’re due for option period one, and so nothing’s happened with regard to option period one in this quarter. And there were no significant bid price adjustments in the second quarter. We’re still working on some issues with regard to the closeout of the Legacy contract, also. And we’re not really counting on really anything coming through during the course of ‘05.

CHRISTINE ARNOLD: Can you give us a sense of magnitude on those issues?

JAY GELLERT: You know, I think we’ve given an indication in terms of option period one. There’s a lot of give-and-take on everything else. So, you know, I think that the idea of a $20 to $30 million range is a reasonable one. Again, we’ve booked none of it.

CHRISTINE ARNOLD: When might you come to resolution on that?

JAY GELLERT: I think that we’re assuming that it will get done in ‘06. At this point in time, it’s possible it could get done earlier, but we’re not counting on that.

CHRISTINE ARNOLD: Okay. And then, as you think back on run-rate 2004 earnings, it looks like you had $60 million in positive development, which potentially really belongs there. What do you think of — when you look back — do you have enough information to give us kind of a run-rate ‘04 EPS, in retrospect?

BUDDY PISZEL: Christine, the way to think about that positive development, remember the last call we said that every single quarter we put up explicit margin and take down explicit margin. A big chunk of that $60 million is just the explicit margin that just rolls every single quarter-over-quarter. So you shouldn’t really think about it as prior-period development to the reported numbers, because you’ll always have that in your reported numbers. There is roughly around $20 million of prior-period favorable development. That applies to 2004. Again, we just rolled that into our first half costs. And I think we’ve said that we’ve been encouraged in the development of 2004, and it continues to trend favorably.

CHRISTINE ARNOLD: Okay. So you’re saying that the $20 million relates to 2004. You replaced it. So there’s no net benefit in the quarter or in the first half of this year?

BUDDY PISZEL: Yes.

CHRISTINE ARNOLD: But, if we look at what you thought the run-rate was of earnings last year, we should add $20 million pretax to that?

BUDDY PISZEL: I’d say roughly, that’s on target.

CHRISTINE ARNOLD: And the other $40 million related to first quarter?

BUDDY PISZEL: No, the other $40 million is just what the explicit margin that we roll-off on a regular basis. So that $40 million should always sort of be just on the balance sheet in the current period. It’s not really a period — you know, year-over-year, and shouldn’t be reflected as an improvement.

CHRISTINE ARNOLD: Got it. Thank you.

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OPERATOR: Our next question comes from Scott Fidel with JP Morgan.

SCOTT FIDEL: Hi, thanks. Good morning. First question just had to do on Medicaid and, Jay, just in terms of some of the remarks you made about potential acquisitions on that front. Maybe if you could just elaborate on that. Then also, if you could update us on the number of members you expect to roll on from the county addition and what quarter that comes on line?

JAY GELLERT: First of all, with regard to the county addition, that’s in Q3, and it’s between 10-15,000 members. With regard to the issue of acquisitions, I think what I was just articulating is that where we are, we’re very happy with what’s going on, and we would be open to expanding that business. We don’t have anything explicit that we want to talk about, but we have a view that there are opportunities within our markets and that we want to pursue them, because it’s good and solid business. We’re less inclined to pursue business outside of our markets, because fortunately we’re in big enough markets where there’s enormous opportunity, and secondly, we think that there’s a higher degree of volatility in some of those new markets.

SCOTT FIDEL: Okay. A second question just on investment income. Looked like there was a nice sequential lift there, Buddy. Is that a good run-rate up to 17.2, thinking about going forward?

BUDDY PISZEL: That’s a good run-rate. There’s no investment gains in that number, and we’ve repositioned the portfolio. First, there’s more dollars invested, but we’ve been moving up the yield.

SCOTT FIDEL: Okay. And similar just on the — TRICARE showed that higher sequential PMPM yield. Is that a good run-rate as well going forward?

BUDDY PISZEL: It’s a little on the high end. I think what we’ve said is — and, you know, we’re expecting for the second half more around 4.5. You know, we’ve said that the range is usually — it’s anywhere from around there to 5. 4.9’s at the high end.

SCOTT FIDEL: Got you. And then, just a last question. Did you provide 3Q guidance for earnings?

BUDDY PISZEL: No, we did not. We only provide the first two quarters, because we were coming out of such uncertainty at the end of 2004. So we provided first two quarters and full year.

SCOTT FIDEL: And do you have a range for the third quarter EPS guidance, given that your overall guidance range is pretty wide for the year?

BUDDY PISZEL: We’re not going to provide that.

SCOTT FIDEL: Okay. Thank you.

OPERATOR: And we’ll move on to Joe France with Banc of America Securities.

JOE FRANCE: Thanks. Just two questions quickly. One is I’m kind of confused now by the response to Christine’s question. Can you just tell us what the effect, if any, of prior period development was from all periods on second quarter reported earnings?

BUDDY PISZEL: Zero.

JOE FRANCE: Good. The second question is I believe you were expecting enrollment in California to be flat at year-end by the first quarter. Is that correct?

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BUDDY PISZEL: No. When we started the year that was our plan. I think where we are right now is that we think we’ll be stable in the second half. Whether we grow a little or shrink a little, it will be in the 1-2 percent range, either way.

JOE FRANCE: Okay, so we shouldn’t assume you’ll make up the second quarter number. Do you have anything that you can tell us about July 1st enrollment?

BUDDY PISZEL: On target. The results that we’ve seen in July give us comfort that we’re going to be stable in the second half of the year, so nothing off plan.

JOE FRANCE: Thank you very much.

OPERATOR: We’ll now hear from John Rex with Bear Stearns.

JOHN REX: Thank you. It looked like all of the component trends ticked up a bit. You mentioned seasonality as a driver there. What takes — can you get a little more specific on what are the elements that actually drive all the components up in 2Q, and then what you’re looking for in the second half for that — as that comes down?

JAY GELLERT: The revenue and the costs ticked up a little, primarily because of mix change. So it wasn’t as much a tick up in trends as it was because of some mix change. Also, quite honestly, I think that because of all the things we were doing last year, the Q2 number is not perfect, but all in all, we’re really comfortable with the 9 to 10 percent range and the 9 percent overall for the full year.

BUDDY PISZEL: And John, 2Q is always our highest utilization quarter. It’s been that way for a long time.

JOHN REX: So you’re just expecting — your expectation is, though, if we think about this, that we should come back down to the 1Q levels by the end of the year?

BUDDY PISZEL: Yes. The third and fourth quarters always have better health care costs than where we see the second quarter.

JOHN REX: Can you give us an idea then, kind of what you’re modeling, in terms of earnings guidance for health plan MCR in the second half?

BUDDY PISZEL: It’ll be going down. Yes, probably like 100-plus basis points.

JOHN REX: From the 2Q level or first half level?

BUDDY PISZEL: From the 2Q level.

JOHN REX: From the 2Q level. Okay. And is that kind of — that’s by the time you get to 4Q, you get 100 bps, right?

BUDDY PISZEL: Yes, you get it sequentially.

JOHN REX: Okay. Oh, right, over two quarters you get it?

BUDDY PISZEL: Over two quarters.

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JOHN REX: Right. Okay, then we think about the heightened G&A spend in this quarter. In terms of absolute dollars, is that a good place to be jumping off from and building up from there?

BUDDY PISZEL: Yes, it is. And you’re going to see it go up again in the third quarter and the fourth quarter. The biggest driver at this point is going to be the Medicare spending, which really spikes up big in the fourth quarter.

JOHN REX: Okay. So it’s still riding on that. Okay. And just the last thing here just — coming back to the questions then on, kind of, you’re 3Q view for EPS, I mean, since we do have a fairly steep ramp we’re looking for here, can you give some direction here? I mean, obviously, it’s got to be up. The question is: Is this very, very much loaded to 4Q or can it be more even between 3Q and 4Q in your view?

BUDDY PISZEL: We’ve looked at the way it’s been modeled, John, by all of you collectively, and the pattern that’s imbedded in that is not, you know, much unlike where we see things.

JOHN REX: Okay. Great. Thank you.

OPERATOR: As a reminder, it is star one if you do have a question today. We’ll now go to Doug Simpson with Merrill Lynch.

DOUG SIMPSON: Thanks. Maybe just a follow on that question, not to beat a dead horse here. But as we go from your $0.55 in Q1/Q2 and to get to kind of the mid-point of your range, you’d need to be about $0.65 average in Q3 and Q4. You’ve got higher Medicare spend in the second half of the year. Is it correct, as we’re thinking about the models and the forecast, that most of that’s going to come on the MLR?

JAY GELLERT: Yeah. If you look at the second half MLR, the projection is that the second half will run in aggregate about 150 basis points better than the Q2 level. So that’s the root of it.

DOUG SIMPSON: Okay. Okay. Then maybe just circling back on TRICARE, that was a nice contributor in the quarter. Is there a way to quantify for us the leverage to oversee deployments and just given the inherent uncertainty, how do you think about that as you’re doing your own budgets?

JAY GELLERT: Well, basically the way we do it is since we’re not at risk for the deployments, as we’ve looked at the budget, we kind of evaluate the experience quarter by quarter, and we do have some volatility in revenue, as you’ve seen in what we’ve done, but it doesn’t affect the bottom line directly.

DOUG SIMPSON: Okay, so if they were to scale back at all, it wouldn’t impact the results?

JAY GELLERT: Well, if they scaled back — you mean if they reduced the military force?

DOUG SIMPSON: Oversees deployment.

JAY GELLERT: Yes. Even if they reduced the military force overseas, their big resource issue is the number of injured people here who they’re caring for.

DOUG SIMPSON: Okay.

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JAY GELLERT: So there’s no expectation that there’s going to be an expansion of capacity in the military treatment system for the foreseeable future.

DOUG SIMPSON: Okay. Thanks.

OPERATOR: We’ll now move on to Ed Kroll with SG Cowen.

ED KROLL: Good morning. My first question is maybe coming at the questions on the EPS progression a little differently. Since it is a pretty wide range, the $2.30 to $2.50 for the full year, what would you say the main swing factors would be between getting to the high end versus the low end on that, and what may be the main execution issues for you in winding up at one end or the other?

BUDDY PISZEL: Well, clearly, one of them’s going to be how we wind up in the bid process and the dollars that we spend on Medicare, because it will be up and down because there’s a pretty significant second half spend. And we would be spending less if we didn’t do well, and we would be at the high end of the range if we did do well. That’s one of them.

Secondly would be health care costs. We’ve always said that what’s going to drive up and down in our range is going to be the health care cost trend. Our seasonality, historically, has always reflected a resumption in health care costs in the second half of the year. We’re being cautious to see that come out. So far July is a little encouraging. But that’s really — those are the two big drivers about which end of the guidance we’ll be at.

ED KROLL: Okay. Thanks for that. And then on the share count being higher. Is that — what’s that a function of? Is that just that the stock price has done better this year?

BUDDY PISZEL: Yes, that’s clearly it. The stock price has done better, so we’ve seen more option exercises and it just adds more shares to the denominator.

ED KROLL: Got it. And let’s see, in the press release, I mean, with the debt ticking up, you know, as a function of the mark-to-market on the interest rate swaps, what’s the other side of that accounting entry?

BUDDY PISZEL: The other side of the accounting entry, in other assets, there’s a complete offset of that. So, overall, it doesn’t do anything, but it does move the debt number up and down a little bit.

ED KROLL: Got it. So I guess you would — what do you do? You amortize that other asset over the life of a debt or something?

BUDDY PISZEL: No. It just bounces back and forth on the balance sheet. It doesn’t do anything to the P&L. Totally unrealized.

ED KROLL: Unrealized?

BUDDY PISZEL: Yes. It’s mark-to-market. You just move the balance sheet up and down every quarter.

ED KROLL: Got it. Okay. Thanks.

OPERATOR: As a final reminder today, please press star one on your telephone key pad if you do have a question. And we’ll pause for just a moment.

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There appear to be no other questions at this time. I’ll turn the conference back over to you for any closing or additional remarks.

DAVID OLSON: Thank you very much. Thanks, everybody. I remind everyone that our investor day is coming up this fall on November 11th in New York City. You’ll be getting more information on that in the next few weeks, and expect that our third quarter conference call will be sometime in early November and we’ll have a final date on that in the next four to six weeks.

Thank you all for joining us this morning, and we’ll see you soon.

OPERATOR: Once again, that does conclude our conference. We thank you for your participation.

[END]

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